Exhibit 10.103

October 31, 2023

SANUWAVE Health, Inc.
11495 Valley View Road Eden Prairie, MN 55344
Attention: Morgan Frank

Re:	Convertible Promissory Note dated August 6, 2020

Mr. Frank:

We refer to that certain Convertible Promissory Note, dated as of August 6, 2020 (the “Note”), issued by SANUWAVE Health, Inc., a Nevada corporation (the “Company”), to HealthTronics, Inc., a Georgia corporation (“HealthTronics”), pursuant to which the Company agreed to pay HealthTronics the principal amount of $1,372,743, plus accrued and unpaid interest, on or before August 6, 2021.

On August 23, 2023, the Company filed a current report on Form 8-K with the Securities and Exchange Commission disclosing that it had entered into that certain Agreement and Plan of Merger by and among (i) SEP Acquisition Corp., a Delaware corporation (the “Purchaser”), (ii) SEP Acquisition Holdings Inc., a Nevada corporation and a wholly owned subsidiary of the Purchaser, and (iii) the Company (the merger described therein hereinafter referred to as the “Transaction”).

In connection with the Transaction, the Company and HealthTronics have agreed that the Company will pay the remaining unpaid principal amount under the Note of $1,372,743 (the “Payment”). In consideration of the Payment and as a material inducement to the Company agreeing to make the Payment, effective upon HealthTronics’ receipt of the Payment in full on or before the earlier of (i) March 31, 2024 or (ii) the closing of the Transaction, HealthTronics forever unconditionally, fully, irrevocably and absolutely releases, waives and forever discharges the Company from any and all known and unknown causes of action, promises, judgments, liens, indebtedness, damages, losses, claims (including attorneys’ fees and costs), debts, liabilities (including for the avoidance of doubt, accrued and unpaid interest) and demands or similar rights of any type of whatsoever kind and character that HealthTronics may have against the Company, now or hereafter, related to any obligation of the Company under the Note.  HealthTronics retains all rights with respect to any other obligations of the Company, including, but not limited to, HealthTronics’ rights as a stockholder of the Company.  In addition, if either (a) the Transaction closes on or before March 31, 2024 and the Company fails to make the payment to HealthTronics in full within ten (10) calendar days following the closing date of the Transaction, or (b) the Transaction does not close on or before March 31, 2024, then in the case of either (a) or (b) this letter agreement shall be null and void in its entirety and of no legal force or effect whatsoever and HealthTronics shall have the same rights with respect to the Note (including, without limitation, the right to be paid the principal amount plus all accrued and unpaid interest) as if this letter agreement had never existed.

As a material inducement to HealthTronics’ agreeing to enter into this letter agreement, the Company hereby represents and warrants to HealthTronics that the Company has not granted to any holder of outstanding Subordinated Debt (as defined below) any terms for the repayment of such outstanding Subordinated Debt after such outstanding Subordinated Debt was issued (as such terms relate to repayment amounts or timing of repayment) that are more favorable to such holder than the terms granted by the Company to HealthTronics under this letter agreement.  As used in this letter agreement, the term “Subordinated Debt” means any debt that is not Senior Debt (as defined in the Subordination Agreement, dated as of August 6, 2020 (the “Subordination Agreement”), by and between HealthTronics and NH Expansion Credit Fund Holdings LP).  In addition, as a further material inducement to HealthTronics’ agreeing to enter into this letter agreement, the Company hereby represents and warrants to HealthTronics that the Agent (as defined in the Subordination agreement) and any other party whose consent or approval is required in connection with this letter agreement has consented to or approved this letter agreement in writing, and the Company shall provide to HealthTronics a copy of such written consent or approval promptly upon HealthTronics’ request.

New York law governs this letter agreement without regard to principles of conflicts of law. The Company and HealthTronics irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware.  The Company and HealthTronics expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and the Company and HealthTronics hereby waive any objection based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consent to the granting of such legal or equitable relief as is deemed appropriate by such court.

This letter agreement, the Note and the Transaction contain the entire understanding between and among the parties and supersede any prior understandings and agreements among them respecting the subject matter of this letter agreement. This letter agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. In case any provision of this letter agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this letter agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Please indicate your agreement with and acceptance of the terms of this letter agreement by signing in the space provided and returning this letter agreement to our attention.

[Signature page follows]

Very truly yours,
HEALTHTRONICS, INC.

By:	/s/ William Linder
Name:	William Linder
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

SANUWAVE HEALTH, INC.

By:	/s/ Morgan Frank
Name:	Morgan Frank
Title:	Chief Executive Officer